Exhibit 99.1

Federal-Mogul Corporation Announces Holding Company Structure

Southfield, Michigan, April 15, 2014 … Federal-Mogul Corporation (NASDAQ:FDML), a leading global supplier of automotive components, technologies and services, today announced it has completed a transaction to implement a holding company structure. Effective immediately, Federal-Mogul Corporation will be a wholly-owned subsidiary of “Federal-Mogul Holdings Corporation.” The new structure will help to further facilitate the company’s previously announced segmentation into two distinct divisions.

Existing shares of common stock, warrants and stock appreciation rights (“SARs”) of Federal-Mogul Corporation have been converted to identical shares of common stock, warrants and SARs of Federal-Mogul Holdings Corporation, as applicable, on a one-for-one basis. Existing shareholders and other equity holders of Federal-Mogul Corporation are now shareholders and equity holders of Federal-Mogul Holdings Corporation. No action is required by shareholders or equity holders as a result of this transaction.

Shares of Federal-Mogul Holdings Corporation trade today on the NASDAQ Global Select Market under “FDML,” the common stock symbol previously assigned to Federal-Mogul Corporation. Shareholders are not required to exchange their stock certificates as a result of the reorganization; the common stock and warrants CUSIP number remains unchanged.

Federal-Mogul Holdings Corporation will assume all of the rights and obligations of Federal-Mogul Corporation under its existing $550 million revolving credit facility.

Federal-Mogul Corporation will continue as the operating unit of Federal-Mogul Holdings Corporation, and all employment, customer and supplier contracts remain unchanged.

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About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain Division designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul’s Vehicle Components Division sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel® Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899. The company employs 44,300 people in 33 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

CONTACT:	Paula Silver (248) 354-3045, Paula.Silver@FederalMogul.com for media and investor questions